UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)     October 3, 2008

TEKNI-PLEX, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
333-28157	22-3286312
(Commission File Number)	(I.R.S. Employer Identification No.)

201 Industrial Parkway, Somerville, New Jersey	08876
(Address of principal executive offices)	(Zip Code)

(908) 722-4800
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 3, 2008, Tekni-Plex, Inc. (the “Company”) entered into an employment agreement with Robert M. Larney (the “Agreement”) in connection with Mr. Larney’s services as the Company’s Chief Financial Officer, effective October 8, 2008.

Under the terms of the Agreement, Mr. Larney will be entitled to receive an annual base salary of $425,000 and will be eligible to receive a performance-based annual cash bonus in a range of 50% to 100% of his annual base salary based on achievement of targets set by the Company’s Board of Directors (the “Board”) in consultation with the Chief Executive Officer. Additionally, Mr. Larney will be granted stock options pursuant to an incentive stock option plan representing 1.25% of the Company’s Common Stock at various strike prices.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)          On October 3, 2008, the Company terminated James Condon as its Chief Financial Officer, effective immediately.

On October 8, 2008, Gary Schafer, Interim Chief Financial Officer of the Company, ceased to be the Interim Chief Financial Officer of the Company after Mr. Larney was appointed by the Board as Chief Financial Officer of the Company. Mr. Schafer will resume his position as interim controller of the Company’s Colorite division. See subpart (c) below.

(c)          On October 8, 2008, the Board appointed Mr. Larney (age 57) to serve as Chief Financial Officer of the Company, effective October 8, 2008. Prior to joining the Company, Mr. Larney served as Executive Vice President and Chief Financial Officer of Foamex International Inc. beginning in 2007. From 2004 to 2007, Mr. Larney served as Executive Vice President and Chief Financial Officer, Business Group America of Rieter Automotive Systems, a division of Rieter Group. From 2000 to 2004, Mr. Larney served as Vice President and Chief Financial Officer of Magee Rieter Automotive Systems, a joint venture of the Rieter Group.

(e)         On October 3, 2008, the Company entered into the Agreement with Mr. Larney relating to, among other things, Mr. Larney’s compensation arrangements. The description of the Agreement in Item 1.01 above is incorporated into this Item 5.02 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEKNI-PLEX, INC.
By:	/s/ Paul J. Young
Name: Paul J. Young Title: Chief Executive Officer

Dated:  October 9, 2008